Rule 17g-1 Bonding of Officers and Employees of
Registered Management Investment Companies

17g-1(g)(1)(ii)(c): Statement showing the amount of the single insured bond which each investment company would have provided and maintained had it not been named as an insured under a joint insured bond


JPMorgan Trust I				$2,500,000
JPMorgan Trust II		  		 2,500,000
Undiscovered Managers Funds	    		   525,000
UM Investment Trust		    		   525,000
JPMorgan Insurance Trust	 		 1,000,000
J.P. Morgan Fleming Mutual Fund Group, Inc.	 2,100,000
J.P. Morgan Mutual Fund Group		     	   525,000
J.P. Morgan Mutual Fund Investment Trust	   750,000
JPMorgan Institutional Trust		      	 2,100,000
Pacholder High Yield Fund, Inc.		           400,000


The Premium for JPMorgan Trust I, JPMorgan Trust II, Undiscovered Managers Funds, UM Investment Trust, JPMorgan Insurance Trust, J.P. Morgan Fleming Mutual Fund Group, Inc., J.P. Morgan Mutual Fund Group and J.P. Morgan Mutual Fund Investment Trust is paid for the period March 1, 2009 to
March 1, 2010.

The Premium for JPMorgan Institutional Trust and Pacholder High Yield Fund, Inc. is paid for the period April 22, 2009 to March 1, 2010.